U.S. SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                                FORM 3

       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of
1934, Section 17(a) of the Public Utility Holding Company Act of
1935 or Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person

Langley                Mark
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(Last)               (First)                 (Middle)

Number One, Fenton Way Business Park
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(Street)

Chatteris       Cambridgeshire  United Kingdom     PE16 6US
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(City)              (State)                         (Zip)
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2. Date of Event Requiring Statement (Month/Day/Year)

December 1, 1999
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3. IRS or Social Security Number of Reporting Person (Voluntary)

Not Disclosed
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4. Issuer Name and Ticker or Trading Symbol

Cassco Capital Corporation (CSCA)
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5 Relationship of Reporting Person to Issuer  (Check all applicable)

[X] Director                       [X] 10% Owner
[X] Officer (give title below)     [ ] Other (specify below)
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6. If Amendment, Date of Original (Month/Year) Not Applicable
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Table I -- Non-Derivative Securities Beneficially Owned
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                                   3. Ownership Form:
1. Title of  2. Amount of Securities  Direct (D) or   4. Nature of
   Security       Beneficially Owned  Indirect (I)       Ownership
 (Instr. 4)         (Instr. 4)        (Instr. 5)         (Instr.5)
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Common Stock   12,000,000 Post-Split       D           Beneficial
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

(Print or Type Responses)
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Table II -- Derivative Securities Beneficially Owned
(e.g., puts, calls, warrants, options, convertible securities)
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Not Applicable
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Explanation of Responses:  None

/s/ Mark Langley
-----------------------------------     December 1, 1999
**Signature of Reporting Person               Date

**  Intentional misstatements or omissions of facts constitute
Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See
Instruction 6 for procedure.